SETTLEMENT AGREEMENT

1.	This document embodies the promises, undertakings and agreements between the New York County District Attorney’s Office (“DANY”) and Hudson United Bank (“HUB”) regarding HUB’s conduct with respect to the international business it conducted at 90 Broad Street (“90 Broad”), New York, New York, from July 1, 2002 until November 21, 2003. This business consisted primarily of deposit accounts that HUB acquired from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of Connecticut Bank of Commerce in late June 2002.

2.	In the course of an on-going DANY investigation, DANY traced certain wire transactions to distinct accounts housed at 90 Broad. Beginning in August 2003, DANY investigated both possible international money laundering activity connected to those wire transfers, and other possible misconduct related to HUB’s international business at 90 Broad. In consideration of the evidence developed in the investigation concerning HUB’s business at 90 Broad, and the corrective actions taken and agreements made by HUB, as described below, DANY agrees not to prosecute HUB or any related entity, its subsidiaries or affiliates, or the present or former directors, officers, employees, attorneys, or agents of any of them, for conduct undertaken in connection with the above-referenced business at 90 Broad.

3.	To better address the money laundering (“AML”) and Bank Secrecy Act (“BSA”) risks associated with its 90 Broad business, HUB has undertaken the following:

a.	HUB has closed its international business at 90 Broad as a result of DANY’s investigation;

b.	HUB has cooperated with DANY during the investigation;

c.

HUB agrees to provide ongoing cooperation in DANY’s continuing investigation into the role of foreign non-bank financial institutions such as casas de cambio and offshore money remitters engaged in international money laundering in and through New York County;

d.

As detailed in the attached statement, incorporated into this agreement by reference, HUB has hired a new AML and BSA officer, will be hiring new and additional AML and BSA personnel, and has agreed to adopt an enhanced AML and BSA compliance program.

e.

HUB is currently undergoing an examination by its primary regulator, the FDIC, concerning AML and BSA compliance which includes a review of the business HUB conducted at 90 Broad. HUB agrees to take any and all corrective actions called for by the FDIC in connection with this examination.

4.	In addition, HUB agrees to make the following payments, within ten (10) days of this Agreement, in a manner to be specified by DANY:

a.	$3.5 million to the City of New York; and

b.	$1.5 million to DANY for the costs of investigations.

5.	If HUB fails to comply in any material manner with the terms of this Agreement, then DANY is not bound by the agreements it has made herein.

DATED: March 2, 2004 AGREED:

New York County District Attorney’s Office By: JAMES M. KINDLER —————————————— James M. Kindler Chief Assistant District Attorney

Hudson United Bank By: JAMES T. RUDGERS —————————————— James T. Rudgers Executive Vice President and Director of Retail Banking